                                     [LOGO]

                           BRITE VOICE SYSTEMS, INC.
                          7309 EAST 21ST STREET NORTH
                           WICHITA, KANSAS 67206-1083

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 13, 1997

                             ---------------------

To Our Stockholders:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Brite Voice Systems, Inc. will be held at the Company's corporate headquarters, 7309 East 21st Street North, Wichita, Kansas, on Tuesday, May 13, 1997, at 9:30 a.m., for the following purposes:

    1. To elect a Board of Directors (seven members) to serve until the next Annual Meeting of Stockholders and until their respective successors have been elected and qualified;

    2.  To approve an amendment to the Company's 1994 Stock Option Plan;

    3. To approve and ratify the appointment of Arthur Andersen LLP, independent public accountants, as auditors for the current fiscal year; and

    4. To transact such other business as may properly come before the meeting or any adjournment thereof.

    The enclosed Proxy Statement includes information relating to these proposals.

    All stockholders of record as of the close of business on March 31, 1997, are entitled either to attend and vote in person any shares held by them or to attend and vote by proxy any shares held by them. A majority of the outstanding shares of the Company is required for a quorum.

    The Board of Directors and management sincerely desire your presence at the meeting. However, so that we may be sure that your vote will be included, please sign and return the enclosed proxy promptly. If you attend the meeting, you may revoke your proxy and vote in person.

                                          By Order of the Board of Directors

                                                 [SIGNATURE]

                                          Glenn A. Etherington
                                               SECRETARY
April 7, 1997

                                    IMPORTANT
 PLEASE SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED STAMPED ENVELOPE. THE PROXY MAY BE REVOKED BY YOU AND THE SUBMISSION OF YOUR PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

                           BRITE VOICE SYSTEMS, INC.
                          7309 EAST 21ST STREET NORTH
                           WICHITA, KANSAS 67206-1083

                            ------------------------

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 13, 1997

                             ---------------------

                    SOLICITATION AND REVOCABILITY OF PROXIES

    This Proxy Statement is furnished by the Board of Directors of Brite Voice Systems, Inc. (the "Company") in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held May 13, 1997, at the Company's corporate headquarters, 7309 East 21st Street North, Wichita, Kansas, and at any adjournment thereof. The shares represented by the form of proxy enclosed herewith will be voted in accordance with the specifications noted thereon. If no choice is specified, said shares will be voted in favor of the proposals set forth in the attached notice. The proxy also confers discretionary authority with respect to amendments or variations to matters identified in the Notice of Meeting and other matters which may properly come before the meeting. There are no rights of appraisal or similar rights of dissenters with respect to any of the matters proposed to be considered at the meeting. The approximate date on which this Proxy Statement and the enclosed proxy are first being sent to stockholders is April 7, 1997.

    A stockholder who has given a proxy may revoke it as to any motion on which a vote has not already been passed by signing a proxy bearing a later date or by a written notice delivered to the Secretary of the Company at the office of the Company, at any time up to the meeting or any adjournment thereof, or delivered to the Chairman of the meeting on the day of the meeting or any adjournment thereof. A stockholder may appoint a person, other than the Board of Directors' nominees, to represent him at the meeting. This right may be exercised by the insertion of said person's name in the blank space provided and by striking out the names of the Board of Directors' nominees, or by the submission of a similar form of proxy.

    The cost of solicitation of these proxies will be paid by the Company, including reimbursements paid to brokerage firms and other custodians, nominees and fiduciaries for reasonable costs incurred in forwarding the proxy material to, and solicitation of proxies from, the beneficial owners of shares held of record by such persons. The Company has not engaged any person to solicit proxies in connection with the meeting.

                               VOTING AT MEETING

    Only stockholders of record on the books of the Company at the close of business on March 31, 1997, the record date established for the Annual Meeting, will be entitled to vote at the meeting. On March 31, 1997, there were 11,830,095 shares of Common Stock outstanding and no other voting securities. Stockholders of the Company have the right to cumulate votes in the election of Directors (i.e., each stockholder is entitled to as many votes as equals the number of shares of stock held by him or her on the record date, multiplied by the number of Directors to be elected, and such votes may all be cast for a single candidate, or may be distributed among several or all of the candidates, as the stockholder sees fit). On all other matters, all stockholders are entitled to one vote per share. Directors are elected by a plurality vote. All other proposals will be determined by a vote of a majority of the shares present in person or represented by proxy and voting on such matters.

    Shares represented by proxies containing abstentions, or indicating broker non-votes, will be considered as present at the meeting for purposes of determining the presence of a quorum. However, abstentions and broker non-votes will not otherwise be counted on any matters.

                             COMMON STOCK OWNERSHIP

    The following table sets forth certain information, furnished by the persons named below, concerning beneficial ownership of the Company's Common Stock as of February 25, 1997 (except as otherwise indicated) by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each Director and nominee for Director of the Company; (iii) each of the executive officers named in the table under the heading "Compensation of Directors and Executive Officers -- Summary Compensation Table"; and (iv) all Directors and officers of the Company as a group.

                                                                             NUMBER OF SHARES
                                                                               BENEFICIALLY     PERCENT OF
NAME                                                                            OWNED (1)        CLASS (2)
---------------------------------------------------------------------------  ----------------   -----------
Stanley G. Brannan ........................................................    1,472,562(3)       12.40%
 7309 East 21st Street North
 Wichita, Kansas 67206
Alan C. Maltz .............................................................    1,305,106(4)       11.10%
 50 Broad Street
 14th Floor
 New York, New York 10004
Perry E. Esping............................................................      447,000           3.78%
C. MacKay Ganson, Jr.......................................................       28,362(5)        *
David S. Gergacz...........................................................      105,000           *
Gerald V. Butler...........................................................       40,500           *
John F. Kelsey, III........................................................        6,833           *
Scott A. Maltz.............................................................      472,621           4.00%
All Directors and Executive Officers as a Group (13 persons)...............    4,185,910          33.90%

------------------------
*   Less than 1% of the outstanding Common Stock

(1) Except as otherwise indicated, the listed beneficial owner has sole voting and investment power with respect to such shares.

(2) In calculating the percentages shown, as required by the proxy solicitation rules of the Securities and Exchange Commission, the number of shares owned by the named individuals includes the shares they had the right to purchase within 60 days of February 25, 1997 upon exercise of stock options. The options held by the named individuals and the group are: Stanley G. Brannan -- 50,000; Gerald V. Butler -- 37,500; Perry E. Esping -- 10,000; C. MacKay Ganson, Jr. -- 7,500; David S. Gergacz -- 105,000; John F. Kelsey, III -- 5,000; and the group -- 518,472.

(3) Includes 25,000 shares owned by Mr. Brannan's wife. Also includes 8,000 shares held in trust for the benefit of Mr. Brannan's children, beneficial ownership of which is disclaimed by Mr. Brannan.

(4) Includes 80,000 shares held by Mr. Maltz as custodian for his two minor daughters, beneficial ownership of which is disclaimed by Mr. Maltz.

(5) Includes 4,300 shares held by Tucker Anthony & R.L. Day, Inc. for the benefit of the C. MacKay Ganson, Jr. SEP IRA. Also includes 3,081 shares held by the CMG Trust u/d/t 12/19/68 for the benefit of Carol Ganson, as to which Mr. Ganson is trustee.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

NOMINEES

    Pursuant to the Company's Bylaws, the Board of Directors has fixed the number of Directors at seven and approved the slate of nominees identified below. If any individual nominated for election as a Director is not available at the time of the Annual Meeting to serve as a Director if so elected, proxies cast on behalf of that nominee may be voted for the remaining nominees and for a substitute nominee designated by the proxy holders or the current Board of Directors. The Company expects all nominees to be available to serve if elected as Directors. The nominees, and certain information with respect to each of them, are as follows:

               NAME                     AGE                      POSITION WITH COMPANY                   DIRECTOR SINCE
----------------------------------      ---      -----------------------------------------------------  ----------------
Stanley G. Brannan                          47   Chairman of the Board                                      October 1984
David S. Gergacz                            48   President, Chief Executive Officer and Director                May 1994
Perry E. Esping (1)                         62   Director                                                       May 1990
C. MacKay Ganson, Jr. (1)(2)                57   Director                                                    August 1993
John F. Kelsey, III (1)(2)                  50   Director                                                       May 1994
Alan C. Maltz                               46   Executive Vice President and Director                       August 1995
Scott A. Maltz                              40   Executive Vice President and Director                       August 1995

------------------------
(1) Member of Compensation Committee

(2) Member of Audit Committee

    STANLEY G. BRANNAN is the Company's founder and Chairman of the Board of Directors. Prior to December 1996, Mr. Brannan also served as President and Chief Executive Officer since the Company's inception. Prior to founding the Company, Mr. Brannan founded Mycro-Tek, Inc., a company specializing in the manufacture of microprocessor-based products used in electronic newsroom systems and television character generators. When Mycro-Tek, Inc. was acquired by Allied Corporation in 1980, Mr. Brannan was employed by Allied and eventually became president of the company's Merganthaler USA Division.

    DAVID S. GERGACZ joined the Company in December 1996 as President and Chief Executive Officer. Prior to joining the Company, Mr. Gergacz served as president and chief executive officer for Cincinnati Bell Telephone, from September 1995 to October 1996. From April 1993 to August 1995 he was president and chief executive officer for Rogers Cantel Communications, Canada's leading provider of wireless communications, cable television, long distance, publishing and television and radio. From 1991 to 1993 he served as president and chief executive officer of Boston Technology. He has also held many management positions with companies in the telecommunications industry, including Sprint, Bell Laboratories, AT&T and NYNEX.

    PERRY E. ESPING has served as chief executive officer and chairman of BRC Holdings, Inc. (formerly Business Records Corporation), a publicly held corporation headquartered in Dallas, Texas, since 1988. BRC Holdings, Inc. provides services to county governments and manufactures election products. In 1971, Mr. Esping founded First Data Resources, Inc. and served as its chairman and chief executive officer until January 1988. After American Express acquired First Data Resources, Mr. Esping also served as president of American Express' Data Based Services Group USA from 1986 until 1988. Mr. Esping is a director of Computer Management Services, Inc.

    C. MACKAY GANSON, JR. is a partner of Ganson & Company Fiduciary Services, formerly Taylor, Ganson & Perin Fiduciary Services, a small, privately-held firm providing fiduciary and trust services for individuals. Prior to 1982, Mr. Ganson was Vice President with Bank of Boston's venture capital affiliate. Mr. Ganson is active in venture capital investing and serves as a director of several privately-held companies.

    JOHN F. KELSEY, III is the founder and president of The Kelsey Group, Inc., a strategic planning and marketing analysis company in the interactive publishing field. Founded in 1986, The Kelsey Group provides information and decision-support services through publishing, consulting, conferences and research. Its clients include numerous directory and newspaper publishers, new media companies, technology suppliers and systems providers. Mr. Kelsey has been involved in the electronic information services industry since 1978 when he was responsible for strategic planning of interactive services at AT&T. Mr. Kelsey also held several executive positions with Dow Jones & Company in the 1980s.

    ALAN C. MALTZ became Executive Vice President and a Director of the Company in August 1995, immediately following the Company's acquisition of Telecom Services Limited (U.S.) Inc., Telecom Services Limited (West) Inc. ("TSL West"), TSL Software Services, Inc., and TSL Management Group, Inc. (collectively the "TSL Companies"). Mr. Maltz served as vice president and a director of TSL
(West) and as president and a director of each of the other TSL Companies since their incorporation at various times between July 1986 and December 1992. Prior to the founding of the TSL Companies, Mr. Maltz was vice president of telecommunications systems at Bankers Trust Company, where he managed the engineering, design and operation of all global telecommunications systems since 1974. Prior to his employment by Bankers Trust Company, Mr. Maltz was employed as a project engineer by Western Union and New York Telephone Company.

    SCOTT A. MALTZ was appointed Executive Vice President of Strategy and Business Development in June 1996, having served as Vice President and a Director of the Company since August 1995, immediately following the Company's acquisition of the TSL Companies. Mr. Maltz was president of TSL (West) since its formation in 1989. Prior to joining TSL, Mr. Maltz was employed by Bain & Company, a management consulting firm where he consulted with clients in the telecommunications, financial services and personal computer industries.

    Under the terms of the Agreement and Plan of Reorganization and Merger relating to the Company's acquisition of the TSL Companies, those persons who were the stockholders of the TSL Companies had the right to designate two persons to be nominated for election to the Company's Board of Directors during the period that they collectively owned at least 20% of the issued and outstanding shares of Common Stock, and will continue to have the right to designate one person to be nominated for election until their collective ownership is less than 10% of the issued and outstanding shares of Common Stock. Alan C. Maltz and Scott A. Maltz were originally designated as nominees to the Company's Board of Directors in August 1995 following consummation of the merger. Alan C. Maltz and Scott A. Maltz are brothers.

BOARD MEETINGS AND COMMITTEES

    The Board of Directors of the Company held five meetings during 1996.

    The Company's Audit Committee recommends selection of the Company's independent auditors, reviews the scope and results of the audit, makes inquiries as to the adequacy of the Company's accounting, financial and operating controls, and reports findings and recommendations to the Board. During 1996, this Committee met on one occasion.

    The Company's Compensation Committee determines the cash compensation for all Board-elected officers of the Company and determines the recipients and amounts of stock option grants. During 1996, this Committee met on three occasions.

    The Company has no standing nominating committee.

    During 1996, all Directors attended at least 75% of the aggregate of all meetings of the Board of Directors and the Committees, if any, on which they served and which were held during the period that such persons served on the Board or such Committees.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

DIRECTOR COMPENSATION

    Directors of the Company who are not officers currently receive $1,000 for each Board meeting personally attended, $250 for each conference telephone call Board meeting attended and an annual fee of $5,500. Each Director also receives $500 for each Committee meeting attended which is held other than in conjunction with a regularly scheduled Board meeting. Directors are also reimbursed for expenses incurred in attending such meetings.

EXECUTIVE COMPENSATION

    The following Summary Compensation Table shows the cash and other compensation paid or to be paid by the Company and its subsidiaries to the two individuals who served as the Company's chief executive officer during the year ended December 31, 1996 and the four most highly compensated executive officers, other than the chief executive officer, who were serving as such as of December 31, 1996 (the "Named Executive Officers"), during the years indicated and for services rendered in all capacities in which they served:

                           SUMMARY COMPENSATION TABLE

                                                                         ANNUAL           LONG-TERM
                                                                      COMPENSATION      COMPENSATION
                                                                  --------------------  -------------    ALL OTHER
                                                                  SALARY (1)               AWARDS       COMPENSATION
NAME AND PRINCIPAL POSITION                              YEAR        ($)     BONUS ($)   OPTIONS (#)        ($)
-----------------------------------------------------  ---------  ---------  ---------  -------------  --------------
Stanley G. Brannan ..................................       1996    210,000     15,218        44,000        3,351(2)
 Chairman of the Board                                      1995    200,000     54,400       100,000        3,169(3)
                                                            1994    159,250     78,000             0        2,718(4)
David S. Gergacz ....................................       1996     36,673     14,583       504,500           18
 President and Chief Executive Officer                      1995      8,500          0             0            0
                                                            1994      7,000          0        10,000            0
Gerald V. Butler ....................................       1996    168,000     51,425        22,000        3,351(2)
 Executive Vice President of Engineering and                1995    160,000     35,000             0        3,169(3)
 Worldwide Operations                                       1994     15,179          0        50,000            0
Alan C. Maltz .......................................       1996    205,000     87,125        44,000       10,462(2)
 Executive Vice President                                   1995     79,231     33,891             0        3,808(3)
                                                            1994          0          0             0            0
Scott A. Maltz ......................................       1996    179,375     66,625        22,000       10,551(2)
 Executive Vice President of Strategy and Business          1995     69,327     25,917             0        3,818(3)
 Development                                                1994          0          0             0            0

------------------------
(1) Includes directors fees paid to Mr. Gergacz of $9,750 for 1996, $8,500 for 1995 and $7,000 for 1994.

(2) Includes (a) matching contributions under the Company's 401(k) plan in the amounts of $3,135 on behalf of Messrs. Brannan, Butler and Scott Maltz and $3,046 on behalf of Mr. Alan Maltz; (b) term life insurance premiums in the amounts of $18 on behalf of Mr. Gergacz and $216 on behalf of each of Messrs. Brannan, Butler, Alan Maltz, and Scott Maltz; and (c) automobile allowances of $7,200 to each of Messrs. Alan Maltz and Scott Maltz.

(3) Includes (a) matching contributions under the Company's 401(k) plan in the amounts of $3,049 on behalf of Messrs. Brannan and Butler, $762 on behalf of Mr. Alan Maltz, and $772 on behalf of Mr. Scott Maltz; (b) term life insurance premiums in the amount of $120 on behalf of Messrs. Brannan and Butler; and (c) automobile allowances of $3,046 to each of Messrs. Alan Maltz and Scott Maltz.

(4) Includes a matching contribution under the Company's 401(k) plan in the amount of $2,550 and a term life insurance premium in the amount of $168.

    The following table sets forth information concerning options to purchase Common Stock granted during 1996 to the Named Executive Officers. The potential realizable value amounts shown below represent values that might be realized upon exercise immediately prior to the expiration of the term of the options using 5% and 10% appreciation rates set by the Securities and Exchange Commission, compounded annually, and therefore are not intended to forecast possible future appreciation, if any, of the price of the Company's Common Stock.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                POTENTIAL REALIZABLE
                                             % OF TOTAL                                        VALUE AT ASSUMED ANNUAL
                                               OPTIONS                  MARKET                 RATES OF STOCK PURCHASE
                                             GRANTED TO                  PRICE                 PRICE APPRECIATION FOR
                                              EMPLOYEES    EXERCISE       ON                         OPTION TERM
                                  OPTIONS     IN FISCAL      PRICE      DATE OF   EXPIRATION   -----------------------
NAME                            GRANTED(#)      YEAR        ($/SH)       GRANT       DATE        5% ($)      10% ($)
------------------------------  -----------  -----------  -----------  ---------  -----------  ----------  -----------
Stanley G. Brannan............    44,000(1)        4.50%   $  11.875   $  11.875    01/18/06   $  328,597  $   832,730
David S. Gergacz..............   500,000(2)       51.18%   $  14.875   $  14.875    12/02/06   $4,677,403  $11,853,460
                                   4,500(3)        0.46%   $   18.50   $   18.50    05/14/06   $   52,355  $   132,679
Gerald V. Butler..............    22,000(4)        2.25%   $  11.875   $  11.875    01/18/06   $  164,299  $   416,365
Alan C. Maltz.................    44,000(1)        4.50%   $  11.875   $  11.875    01/18/06   $  328,597  $   832,730
Scott A. Maltz................    22,000(1)        2.25%   $  11.875   $  11.875    01/18/06   $  164,299  $   416,365

------------------------------
(1) Granted under the Company's 1994 Stock Option Plan and exercisable as to one-half of the shares on January 18, 2002 and the remaining one-half of the shares on January 18, 2003. The options vesting on January 18, 2002 were subject to accelerated vesting upon the achievement of certain levels of operating income in 1996; however, the Company did not achieve the minimum operating income level required for accelerated vesting of these options. The options vesting on January 18, 2003 are subject to earlier vesting upon the achievement of certain levels of operating income in 1997.

(2) Granted under the Employment Agreement between the Company and Mr. Gergacz described below under the heading "Employment Agreements; Change in Control Arrangements". The options become exercisable as to 100,000 shares as of December 2, 1996; 100,000 shares on December 2, 1997; 150,000 shares on December 2, 1998; and 150,000 shares on December 2, 1999. The options terminate on December 2, 2006 if not previously exercised. Upon termination of Mr. Gergacz's employment by the Company, he will have the right to exercise all then exercisable options within 90 days after the date of termination. Upon the first to occur of (1) dissolution or liquidation of the Company, (2) a merger or consolidation in which the Company is not the surviving corporation, or (3) the acquisition of more than 50% of the outstanding common stock of the Company by any person or group of related persons acting in concert in a single transaction or series of related transactions, all previously unexercised options will become immediately exercisable for a period of 90 days.

(3) Granted under the Company's Non-Employee Director Stock Option Plan on April 12, 1996 and exercisable as to 1,500 shares on each of the first three anniversaries of the grant date.

(4) Granted under the Company's 1994 Stock Option Plan and exercisable on January 18, 2003, subject to earlier vesting upon the achievement of certain levels of operating income in 1997.

    The following table sets forth information concerning the acquisition of shares of Common Stock under the Company's Employee Stock Purchase Plan during 1996 by the only Named Executive Officer to so acquire shares, and by all executive officers as a group and all other employees as a group.

               SHARES ACQUIRED UNDER EMPLOYEE STOCK PURCHASE PLAN

                                                                                                 DOLLAR VALUE ($)
NAME OF INDIVIDUAL OR IDENTITY OF GROUP                            NUMBER OF SHARES PURCHASED          (1)
-----------------------------------------------------------------  ---------------------------  ------------------
Gerald V. Butler.................................................               1,000              $      6,554
All Executive Officers as a Group (10 persons)...................               2,412              $     16,362
All Other Employees as a Group...................................              49,177              $    325,421

------------------------
(1) Shares are purchased at an exercise price equal to 85% of the lower of the fair market value of the Common Stock on the grant date or the exercise date. The dollar value equals the market value on the date of purchase minus the purchase price.

    The following table sets forth, for each of the Named Executive Officers, information concerning each exercise of options to purchase Common Stock during the year ended December 31, 1996 and the fiscal year-end value of unexercised options.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                               VALUE OF UNEXERCISED
                                                                     NUMBER OF SECURITIES      IN-THE-MONEY OPTIONS
                                                                    UNDERLYING UNEXERCISED    AT FISCAL YEAR-END ($)
                                       SHARES                     OPTIONS AT FISCAL YEAR-END  ----------------------
                                     ACQUIRED ON      VALUE       --------------------------       EXERCISABLE/
NAME                                  EXERCISE     REALIZED ($)   EXERCISABLE/UNEXERCISABLE       UNEXERCISABLE
-----------------------------------  -----------   ------------   --------------------------  ----------------------
Stanley G. Brannan.................         0             0             25,000/119,000              0/132,000
David S. Gergacz...................         0             0            105,000/409,500            30,625/30,625
Gerald V. Butler...................         0             0             37,500/34,500                0/66,000
Alan C. Maltz......................         0             0                0/44,000                 0/132,000
Scott A. Maltz.....................         0             0                0/22,000                  0/66,000

             EMPLOYMENT AGREEMENTS; CHANGE IN CONTROL ARRANGEMENTS

    David S. Gergacz is serving as President and Chief Executive Officer of the Company under an Employment Agreement dated December 2, 1996. The agreement provides for a minimum annual base salary of $350,000. For the thirteen month period ending December 31, 1997, Mr. Gergacz will receive a bonus of $189,500 payable in equal installments with his base salary. During each employment year after 1997, Mr. Gergacz will be entitled to a performance bonus of up to 50% of his base salary upon the attainment of reasonable performance goals established by the Board of Directors. The agreement provides that, during each year of his employment, beginning in 2000, he will be granted options to purchase at least 20,000 shares of the Company's Common Stock at an exercise price equal to the fair market value of the Common Stock on the grant date. The agreement also provides for benefits generally provided to other executive officers of the Company. Upon termination of the Agreement for "cause" (as defined in the agreement), Mr. Gergacz will be entitled to payment of his base salary, accrued bonus (if any), and benefits existing at the time of termination. If termination occurs other than for cause, Mr. Gergacz will be entitled to payment of his base salary, bonus and other benefits existing at the time of such termination for a period of one year thereafter. Upon a Change in Control (as defined in the Agreement), if Mr. Gergacz is either terminated or elects to resign, he will be entitled to payment of his base salary, bonus and benefits for a period of two years after the date of termination. In addition, upon a Change in Control, the options to purchase shares of the Company's Common Stock granted under the agreement would become immediately exercisable for a period of 90 days (see Note 2 to the "Option Grants in Last Fiscal Year" table appearing under the heading "Compensation of Directors and Executive Officers"). The agreement prohibits Mr. Gergacz from competing with the Company, directly or indirectly, in certain respects during the term of employment and for a period of one year thereafter.

    Upon consummation of the Company's acquisition of the TSL Companies in August 1995, the Company entered into employment agreements with Alan C. Maltz and Scott A. Maltz pursuant to which each serves as an executive officer of the Company. The term of each agreement runs through December 31, 1997, subject, however, to prior termination. The agreement with Alan C. Maltz provides for a base salary of $205,000 for the year ended December 31, 1996, increased to $215,250 for the year ending December 31, 1997. For 1996, Mr. Maltz received a guaranteed minimum bonus of $87,125. For 1997, the agreement provides for a base bonus of $91,481 based upon the TSL operating division's attainment of a performance target agreed upon by Mr. Maltz and the Board of Directors. The base bonus will be reduced on a sliding scale basis, if targeted performance is not met, to 0% thereof if the TSL division fails to meet the financial performance target by 25% or more, and increased, on a sliding scale basis, to a maximum of 200% of the base bonus if the TSL division exceeds the performance target by 25% or more. Upon termination of the agreement for "cause" (as defined in the agreement), Mr. Maltz will be paid his base salary, accrued bonus (if any) and benefits existing at the time of termination. Mr. Maltz may elect to terminate the agreement in the event of a material breach by the Company including, without limitation, a change in Mr. Maltz's duties or changes in the conditions of his employment. Upon any such termination, generally Mr. Maltz would be entitled to payment for the remainder of the term of the agreement in the maximum amounts provided for thereunder. The agreement prohibits Mr. Maltz, generally, from competing with the Company, directly or indirectly, with respect to any line of business conducted by the Company during his employment with the Company and for a period of three years thereafter. In addition, Mr. Maltz is prohibited from diverting any customer of the Company or inducing any employee to become employed by any other entity.

    The agreement with Scott A. Maltz provides for a base salary of $179,375 for the year ended December 31, 1996, increased to $188,344 for the year ending December 31, 1997. For 1996, Mr. Maltz received a guaranteed minimum bonus of $66,625 and for the year ending December 31, 1997, the agreement provides for a base bonus of $69,956 based upon the TSL operating division's attainment of an agreed upon performance target as described above. All other terms of the agreement between the Company and Mr. Maltz are substantially the same as those described above with respect to the Company's agreement with Alan C. Maltz.

    Certain of the Company's executive officers have been granted options under both the Company's 1984 Incentive Stock Option Plan and the Company's 1994 Stock Option Plan. Under the 1984 Incentive Stock Option Plan, in the event of a dissolution or liquidation of the Company, a merger or consolidation in which the Company is not the surviving corporation, or a change of ownership involving the transfer of in excess of 50% of the then outstanding Common Stock to a corporation or other entity, person or group of affiliated persons (hereafter "a Transaction"), holders of options will have the right, immediately prior to consummation of the Transaction, to exercise all options granted thereunder without regard to the vesting provisions contained in the applicable option agreements. The 1994 Stock Option Plan contains a similar provision, except that the Board of Directors may, in its sole discretion, determine that such immediate vesting of the right to exercise outstanding options is not in the best interests of the Company, in which event the successor corporation would be required to agree to assume the outstanding options or substitute therefor comparable options of such successor corporation.

                              CERTAIN TRANSACTIONS

    Pursuant to a rental agreement between the Company and Brannan Leasing, Inc., a corporation owned and controlled by Stanley G. Brannan, the Company paid Brannan Leasing, Inc. $450 per hour for the use of its airplane during 1996. Under the agreement, Brannan Leasing assumed responsibility for all expenses associated with the airplane other than fuel. The rental agreement is terminable by either party on 30 days notice. Rentals paid and accrued during the year ended December 31, 1996, were $34,359. The Company believes that the terms of the agreement are at least as favorable as those that could be obtained from an independent third party.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

    Throughout 1996, Perry E. Esping, C. MacKay Ganson, Jr. and John F. Kelsey, III, all of whom were independent, non-employee Directors of the Company, were members of the Compensation Committee of the Company's Board of Directors. None of them was, during the past fiscal year, an officer or employee of the Company or any of its subsidiaries, was formerly an officer of the Company or of any of its subsidiaries, or had any relationship requiring disclosure herein. David S. Gergacz served as a member of the Compensation Committee until he became President and Chief Executive Officer of the Company in December 1996. No executive officer of the Company served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company. Stanley G. Brannan, President and Chief Executive Officer of the Company until December 1996, and currently Chairman of the Board, has participated in the Compensation Committee's deliberations concerning executive compensation, other than deliberations concerning his own compensation.

           REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Company (the "Committee") determines the Company's executive compensation policies and sets specific executive salaries. The Committee is composed of the non-employee directors of the Company, Perry E. Esping, C. MacKay Ganson, Jr., and John F. Kelsey, III. Until his appointment as President and Chief Executive Officer, David S. Gergacz also served as a member of the Committee. In the future, Mr. Gergacz may participate in the Committee's deliberations concerning executive compensation, other than deliberations concerning his own compensation.

    The Company's executive compensation program is designed to attract, retain and motivate executive officers who are believed to have the abilities necessary for the long-term success of the Company. This program consists of a base salary, incentive compensation based upon the achievement of certain specified revenue and operating profit goals, and stock options.

    During 1996, Stanley G. Brannan, formerly President and Chief Executive Officer, participated in deliberations regarding the compensation of other executive officers, but did not participate in determining his own compensation. Mr. Brannan made recommendations to the Committee on the incentive compensation program to be followed by the Company, as well as specific compensation levels for each executive officer. After evaluating these recommendations, the Committee recommends programs and pay levels to the full Board for approval. In making its recommendations to the Board, the Committee considers such factors as the salaries of executive officers in similar positions with comparably sized companies, primarily within the Company's industry; survey data obtained from various sources; the experience and contribution levels of each executive officer; and the Company's financial performance during the last fiscal year. Mr. Brannan's compensation was set in accordance with the policies and practices established for the other executive officers of the Company.

    David S. Gergacz has served as President and Chief Executive Officer of the Company since December 2, 1996 under an Employment Agreement negotiated by Mr. Gergacz and the Board of Directors. For a description of the terms of the Employment Agreement, see the discussion under "Compensation of Directors and Executive Officers -- Employment Agreements; Change in Control Arrangements" above. The Committee believes that the overall compensation established under the agreement is comparable to, and competitive with, the compensation programs in effect for chief executive officers of companies with which the Company competes.

    Under the Company's executive incentive compensation plan for 1996, executive officers were entitled to receive bonuses based upon the achievement of certain revenue and operating income targets established by the Board of Directors at the commencement of the year. Each executive was assigned a target bonus based upon achieving on-plan performance. Target bonuses ranged from 33% to 55% of base salary depending upon each executive's experience, contribution and job responsibilities. Mr. Brannan and other staff executives were compensated exclusively on overall Company performance. Executives in charge of principal business units were generally compensated one-half on achievement of revenues and contribution of their business unit, and one-half upon achievement of corporate revenue and profit objectives. Under the formula in place during 1996, operating income was weighted three times as heavily as revenue attainment in determining incentive compensation. During 1996, operating income was below the minimum threshold, and no bonuses were paid based on the Company's operating income. Bonus compensation paid to Alan C. Maltz and Scott A. Maltz represented the minimum amounts which were guaranteed under the employment agreements described under the heading "Employment Agreements; Change in Control Arrangements".

    The Committee also grants stock options to executive officers in order to provide long-term incentives to the executives and to align the executives with the goal of maximizing stockholder value over time. Stock options are generally granted at fair market value, with vesting occurring at various dates. Grant ranges have been established for the executives based upon the practices of comparably-sized companies in the Company's and related industries. Individual grants may vary within the range to reflect individual performance and potential. During 1996, options to purchase an aggregate 293,000 shares of common stock were granted to the Company's executive officers under the 1994 Stock Option Plan, including options covering 44,000 shares of common stock to Mr. Brannan. One-half of such options vest on January 18, 2002 and one-half vest on January 18, 2003. The options vesting on January 18, 2002 were subject to earlier vesting upon the achievement of certain levels of operating income in 1996; however, the Company did not achieve the minimum operating income level required for accelerated vesting of these options. The options vesting on January 18, 2003 are subject to earlier vesting upon the achievement of certain levels of operating income in 1997. The Board believes that the actions taken on these options were consistent with the Board's intent of providing both meaningful incentives to the Company's executives and appropriate recognition for outstanding performance.

                             COMPENSATION COMMITTEE
                                Perry E. Esping
                             C. MacKay Ganson, Jr.
                              John F. Kelsey, III

                              COMPANY PERFORMANCE

    Set forth below is a line graph comparing the cumulative total return to holders of the Company's Common Stock against the cumulative total return of the Standard & Poor's 500 Stock Index, and the Standard & Poor's High Technology Composite Index for the period of five fiscal years commencing December 31, 1991 and ended December 31, 1996. Total return is based on an assumed investment of $100 on December 31, 1991 and reinvestment of dividends through December 31, 1996.

     VALUE OF $100 INVESTED ON DECEMBER 31, 1991 WITH DIVIDENDS REINVESTED

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            BRITE VOICE                           STANDARD & POOR'S HIGH
           SYSTEMS, INC.  STANDARD & POOR'S 500       TECH COMPOSITE
1991              100.00                  100.00                   100.00
1992               45.83                  107.62                   104.13
1993              177.08                  118.46                   128.09
1994              297.92                  120.03                   149.29
1995              231.25                  165.13                   215.03
1996              247.92                  203.05                   246.36

                                                       1991       1992       1993       1994       1995       1996
                                                     ---------  ---------  ---------  ---------  ---------  ---------
Brite Voice Systems, Inc...........................     100.00      45.83     177.08     297.92     231.25     247.92
Standard & Poor's 500..............................     100.00     107.62     118.46     120.03     165.13     203.05
Standard & Poor's High Tech Composite..............     100.00     104.13     128.09     149.29     215.03     246.36

                                 PROPOSAL NO. 2
                      AMENDMENT OF THE BRITE VOICE SYSTEMS
                             1994 STOCK OPTION PLAN

    The Brite Voice Systems 1994 Stock Option Plan (the "Plan") was adopted by the Board of Directors in March 1994 and approved by the Company's stockholders in May 1994. The purpose of the Plan is to advance the interests of the Company and its stockholders by helping the Company or its subsidiaries obtain and retain the services of officers and other employees, upon whose judgment, initiative and efforts the Company and its subsidiaries are substantially dependent, and to provide those persons with further incentives to advance the interests of the Company. As of March 25, 1997, approximately 750 employees of the Company and its subsidiaries would have been eligible to participate in the Plan.

    The aggregate number of shares of Common Stock that can be issued under the Plan, as originally adopted, was limited to 1,000,000 shares. On February 9, 1997, the Board of Directors amended the Plan in order to increase the number of shares of Common Stock available for issuance from 1,000,000 to 2,000,000 ("the Plan Amendment") and directed that the Plan Amendment be submitted to the stockholders of the Company for their approval. The Plan Amendment will become effective only if the holders of at least a majority of the issued and outstanding shares of Common Stock present at the Annual Meeting in person or by proxy vote for the approval of the Plan Amendment.

    Shares issued under the Plan may be either authorized and unissued shares or treasury shares. Shares covered by options which expire or are terminated without being exercised will again be available for the granting of options. The Plan provides that the number of shares subject to the Plan, and the number of shares covered by, and the exercise price of, outstanding option agreements, are subject to appropriate adjustment in the case of any stock dividends, stock splits, mergers, consolidations or other forms of reorganization. Options granted under the Plan may be either options which qualify as incentive stock options ("ISOs") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") or options which do not qualify as ISOs ("NSOs"). ISOs and NSOs are sometimes collectively referred to herein as "Options". To the extent the aggregate fair market value, determined as of the time an option is granted, of the Common Stock for which any employee is granted Options, which are exercisable for the first time by such employee during any calendar year under the Plan and any other 'incentive stock option plan' of the Company, exceeds $100,000, the excess options shall be treated as NSOs.

    Under the terms of the Plan, Options may be granted to employees, including officers of the Company or any subsidiary of the Company. Directors of the Company who are also employees of the Company or one of its subsidiaries are eligible to receive Options. Non-employee Directors of the Company are ineligible to receive Options under the Plan. Options covering 9,500 shares of Common Stock have been exercised and options to acquire 954,975 shares of Common Stock are currently outstanding under the Plan. Of such amount, options covering 463,000 shares have been granted to the Company's executive officers, including options to purchase 144,000 shares to Stanley G. Brannan, 44,000 shares to Alan
C. Maltz, 22,000 shares to Scott A. Maltz, and 72,000 shares to Gerald V. Butler. See "Compensation of Directors and Executive Officers". Because only 35,525 shares remain available for future option grants, the Board of Directors believes that the Plan Amendment will provide additional flexibility in granting Options to the Company's key employees in 1997 and beyond.

    Options may be granted for terms to be established by the Compensation Committee; however, ISOs may be granted for terms not to exceed ten years from the date of grant (five years in the case of an ISO granted to a person who owns 10% or more of the total combined voting power of all classes of stock of the Company).

    The option price with respect to ISOs must not be less than 100% of the fair market value of the Company's Common Stock (110% thereof in the case of a person owning 10% or more of the total combined voting power of all classes of stock of the Company) at the time of the granting of the option. Fair market value of the Company's Common Stock is to be determined by the Committee, but shall be the closing price quoted on the Nasdaq Stock Market on the date the option is granted and, in any event, such price shall be determined in accordance with any regulations adopted by the Internal Revenue Service pursuant to Section 422 of the Code. The option price for NSOs must be not less than 85% of the fair market value of the Company's Common Stock at the time of the granting of the option.

    The Plan provides that the option exercise price will be payable to the Company, in cash or by check, or by such other legal consideration as may be approved by the Committee, in its discretion. Options granted under the Plan are not transferable other than by Will or by the laws of descent and distribution. ISOs may be exercised by the optionee only during the term of his or her employment, or within 90 days after the date on which the optionee ceases to be an eligible participant for any reason other than the death or disability of the optionee. In the event of the death of an optionee, the optionee's executor, administrator, or person who has inherited the right to exercise the option, may exercise it within 12 months of the date of the optionee's death, unless the option otherwise expires prior to the end of such 12-month period. If the optionee's employment terminates because of the optionee's disability, the optionee may exercise the option within 12 months of termination of employment, unless the option otherwise expires prior to the end of such 12-month period.

    The recipients of ISOs qualifying as "incentive stock options" under the Code will not realize any taxable income upon exercise of such options, provided no disposition of the stock acquired is made within two years from the date of the granting of the option or within one year from the date of exercise of the option. Assuming compliance with these and other applicable Code provisions, an optionee will realize a capital gain or loss upon disposition of the shares. If the optionee disposes of the shares before the expiration of the one year and two year waiting periods, any amount realized from such a disqualifying disposition will be taxable as ordinary income in the year of disposition, to the extent of the difference between the option price and either the fair market value on the date the option is exercised or the disposition price, whichever is less. At the time of a disqualifying disposition the Company would be entitled to an income tax deduction for the amount taxable to the optionee as ordinary income.

    The grant of an NSO will result in no taxable income to the optionee or tax deduction to the Company at the time of grant. An optionee exercising an NSO will, at that time, realize taxable compensation in the amount of the difference between the option price and the then market value of the shares. Subject to the applicable provisions of the Code, a deduction for Federal income tax purposes will be allowable to the Company in the year of exercise in an amount equal to the taxable compensation realized by the optionee.

    Certain officers of the Company also hold options granted under the Company's 1984 Incentive Stock Option Plan. Information concerning these options is included in the Tables appearing under the caption "Compensation of Directors and Executive Officers". Because the amount and timing of any Option grant under the Plan will be entirely in the discretion of the Compensation Committee, and because future price movements of the Company's Common Stock cannot be predicted, the Company is unable to estimate either the dollar amount of potential benefit or the number of Options that may be received by any employee or group of employees under the Plan.

    At the close of business on March 25, 1997, the last reported sale price of the Company's Common Stock, as quoted on the Nasdaq Stock Market, was $10.75.

                                 PROPOSAL NO. 3
                    RATIFICATION OF APPOINTMENT OF AUDITORS

    The Board of Directors has appointed Arthur Andersen LLP, independent public accountants, to serve as auditors for the year ending December 31, 1997. Arthur Andersen LLP has served as the Company's auditors for the past four years. It is expected that a representative of Arthur Andersen LLP will be present at the Annual Meeting and will have an opportunity to make a statement, if desired, and will be available to respond to appropriate questions from stockholders.

    The Board of Directors unanimously recommends a vote FOR the appointment of Arthur Andersen LLP as auditors for the year ending December 31, 1997.

      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934 requires officers and directors and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% beneficial owners are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file. On the basis of reports and representations submitted by the Directors and executive officers of the Company, all Forms 3, 4 and 5 showing ownership of, and changes of ownership in, the Company's Common Stock during 1996, were timely filed with the Securities and Exchange Commission.

                                 OTHER MATTERS

    The Board of Directors does not intend to bring any matters before the Annual Meeting, other than those specifically set forth in the Notice of Meeting, and is not aware of any matter to be brought before the Annual Meeting by others. If any other matters properly come before the meeting, it is the intention of the persons named in the accompanying Proxy to vote such Proxy in accordance with the judgment of the Board of Directors.

                             STOCKHOLDER PROPOSALS

    The Company currently intends to hold its 1997 Annual Meeting of Stockholders in May 1998. The date by which stockholder proposals must be received by the Company for inclusion in the Proxy Statement and form of proxy for its Annual Meeting of Stockholders to be held in 1998 is December 1, 1997. Such stockholder proposals should be submitted to Brite Voice Systems, Inc., 7309 East 21st Street North, Wichita, Kansas 67206, Attention: Secretary.

                                                 [SIGNATURE]

                                          Glenn A. Etherington
                                          SECRETARY

April 7, 1997

                          APPENDIX TO PROXY STATEMENT
               FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
                 NOT INTENDED FOR DISTRIBUTION TO STOCKHOLDERS
                      ------------------------------------
         Amendment to Brite Voice Systems, Inc. 1994 Stock Option Plan

Section 6(a) of the Brite Voice Systems, Inc. Stock Option Plan is amended to increase the number of shares of Option Stock that may be issued pursuant to the exercise of Options granted under the Plan from 1,000,000 to 2,000,000.

                                     PROXY
                           BRITE VOICE SYSTEMS, INC.
                          7309 EAST 21ST STREET NORTH
                             WICHITA, KANSAS 67206

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

    The undersigned hereby appoints David S. Gergacz and Glenn A. Etherington
(                           ) as Proxies, each with the power to act alone and
to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all shares of Common Stock of Brite Voice Systems, Inc. held of record by the undersigned on March 31, 1997 at the annual meeting of stockholders to be held May 13, 1997, or any adjournment thereof.

1.         ELECTION OF DIRECTORS       / /  FOR all nominees listed below (except   / /  WITHHOLD AUTHORITY to vote as
                                       as marked to the contrary below)                  indicated below
  Stanley G. Brannan, Perry E. Esping, C. MacKay Ganson, Jr., David S. Gergacz, John F. Kelsey, III, Alan C. Maltz, Scott A.
                                                             Maltz
           (INSTRUCTIONS: To withhold authority to vote for any nominee, strike a line through the nominee's name.)
2.         PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY'S 1994 STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE
           FOR ISSUANCE THEREUNDER FROM 1,000,000 TO 2,000,000.
           / /  FOR                    / /  AGAINST                    / /  ABSTAIN
3.         PROPOSAL TO APPROVE AND RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP as the independent public accountants for the
           Company for 1997.
           / /  FOR                    / /  AGAINST                    / /  ABSTAIN

                          To be signed on other side.

                          [REVERSE SIDE OF PROXY CARD]

    This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the nominees and FOR Proposals 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

    Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, give full title as such. If a corporation, sign in full corporate name by President or other authorized officer. If a partnership, sign in partnership name by authorized person.
                                              Dated: _____________________, 1997

                                              ----------------------------------
                                                          Signature

                                              ----------------------------------
                                                  Signature if held jointly

                                              Please mark, date, sign and return
                                              the proxy card promptly using the
                                                      enclosed envelope.